Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2013

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter Operating Results

DALLAS, TEXAS, July 29, 2013 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $22.1 million for the quarter ended June 30, 2013. For the six months ended June 30, 2013, the Bank reported net income of $40.2 million.

Total assets at June 30, 2013 were $32.7 billion, compared with $31.0 billion at March 31, 2013 and $35.8 billion at December 31, 2012. The $1.7 billion increase in total assets for the second quarter was attributable primarily to an increase in the Bank's advances ($2.6 billion) offset by declines in its short-term liquidity portfolio ($0.7 billion) and long-term investment securities portfolio ($0.3 billion). For the six-month period ended June 30, 2013, the $3.1 billion decrease in total assets was attributable to decreases in the Bank’s short-term liquidity portfolio ($2.5 billion) and its long-term investment securities portfolio ($0.6 billion).

Advances totaled $18.4 billion at June 30, 2013, compared with $15.7 billion at March 31, 2013 and $18.4 billion at December 31, 2012. The Bank's lending activities remained relatively subdued during the first six months of the year due largely to high deposit levels and weak demand for loans at member institutions.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency mortgage-backed securities (MBS), declined from $5.0 billion at March 31, 2013 and $5.2 billion at December 31, 2012 to $4.9 billion at June 30, 2013. The unpaid principal balance of the Bank’s investments in non-agency (private-label) residential MBS (RMBS), all of which are classified as held-to-maturity, totaled $232.6 million at June 30, 2013, compared with $244.1 million at March 31, 2013 and $255.6 million at December 31, 2012. The Bank's long-term available-for-sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, declined from $5.7 billion at March 31, 2013 and $5.8 billion at December 31, 2012 to $5.5 billion at June 30, 2013. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold and overnight reverse repurchase agreements) decreased from $4.3 billion at March 31, 2013 and $6.1 billion at December 31, 2012 to $3.6 billion at June 30, 2013.

The Bank's retained earnings increased to $609.9 million at June 30, 2013, from $588.8 million at March 31, 2013 and $571.9 million at December 31, 2012. On June 28, 2013, a dividend of $1.0 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of previous other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $39.4 million at March 31, 2013 and $41.4 million at December 31, 2012 to $37.3 million at June 30, 2013. Accumulated other comprehensive income attributable to net unrealized gains on the Bank's available-for-sale securities portfolio totaled $3.0 million, $45.7 million and $22.5 million as of June 30, 2013, March 31, 2013 and December 31, 2012, respectively.

Additional selected financial data as of and for the quarter and six months ended June 30, 2013 is set forth below. Further discussion and analysis regarding the Bank's second quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended June 30, 2013 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three and Six Months Ended June 30, 2013
(Unaudited, in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012
Selected Statement of Condition Data:

Assets
Investments (1)	$12,216,642	$12,842,591	$16,198,823
Advances	18,354,152	15,722,021	18,394,797
Mortgage loans held for portfolio, net	104,378	113,305	121,478
Cash and other assets	2,008,181	2,355,587	1,040,231
Total assets	$32,683,353	$31,033,504	$35,755,329

Liabilities
Consolidated obligations
Discount notes	$7,569,453	$4,557,939	$6,984,378
Bonds	22,164,449	23,605,673	25,697,936
Total consolidated obligations	29,733,902	28,163,612	32,682,314
Mandatorily redeemable capital stock	4,229	4,246	4,504
Other liabilities	1,212,408	1,161,076	1,297,877
Total liabilities	30,950,539	29,328,934	33,984,695
Capital
Capital stock — putable	1,156,781	1,109,003	1,216,986
Retained earnings	609,901	588,849	571,893
Total accumulated other comprehensive income (loss)	(33,868)	6,718	(18,245)
Total capital	1,732,814	1,704,570	1,770,634
Total liabilities and capital	$32,683,353	$31,033,504	$35,755,329

Total regulatory capital (2)	$1,770,911	$1,702,098	$1,793,383

	For the Three Months Ended June 30, 2013	For the Six Months Ended June 30, 2013

Selected Statement of Income Data:

Net interest income	$36,506	$71,315
Other income	4,886	8,712
Other expense	16,846	35,358
AHP assessment	2,455	4,468
Net income	$22,091	$40,201

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of June 30, 2013, March 31, 2013 and December 31, 2012, total regulatory capital represented 5.42 percent, 5.48 percent and 5.02 percent, respectively, of total assets as of those dates.
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